Exhibit 5.1

O. 702.949.8200

3993 Howard Hughes Parkway Suite 600

Las Vegas, NV 89169 lewisroca.com

December 21, 2023

Exhibit 5.1

Riot Platforms, Inc.

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

RE: Registration Statement of Form S-8; 13,000,000 shares of Common Stock,

no par value

Ladies and Gentlemen:

We have acted as special Nevada counsel to Riot Platforms, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 13,000,000 shares of Common Stock of the Company, no par value (the “Shares”), issuable under the Company’s 2019 Equity Incentive Plan (the “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2023, as amended (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus or other ancillary documents, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Corporation Law of the State of Nevada, Nevada Revised Statutes Chapter 78 (“Nevada Corporation Law”), and we express no opinion with respect to any other laws.

Subject to the foregoing and other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the persons to whom issued, granted or awarded (“issuees”), and have been issued by the Company in the circumstances contemplated by and pursuant to the requirements of the Plan, assuming in each case that the individual issuances,

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Riot Platforms, Inc.

December 21, 2023

grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and the issuees have exercised their rights in accordance with the requirements of law and the Plan (and the agreements  and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with any and all applicable notice requirements regarding uncertified shares pursuant to the Nevada Corporation Law.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lewis Roca Rothgerber Christie LLP

LEWIS ROCA ROTHGERBER CHRISTIE LLP

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